As filed with the Securities and Exchange Commission
                    on December 7, 1999

              Registration Statement No. 333-88363

               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549
                       -----------------

                            FORM S-8
                 POST-EFFECTIVE AMENDMENT NO. 2
                               TO
                            FORM S-4
                     REGISTRATION STATEMENT
                             Under
                  THE SECURITIES ACT OF 1933*

                      ---------------


               INFINITY BROADCASTING CORPORATION
     (Exact name of Registrant as specified in its charter)

          Delaware                           13-4030071
   (State or other jurisdiction         (I.R.S.  Employer
   of incorporation or organization)    Identification No.)


                      40 West 57th Street
                   New York, New York  10019

(Address of Registrant's principal executive offices,
                        including zip code)

OUTDOOR SYSTEMS, INC. 1996 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
             OUTDOOR SYSTEMS, INC. 1996 OMNIBUS PLAN
                     STOCK OPTION AGREEMENTS

                    (Full title of the plan)

                       ANGELINE C. STRAKA
                  Vice President and Secretary
               Infinity Broadcasting Corporation
                       40 West 57th Street
                    New York, New York  10019
                         (212) 975-4321

   (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------


*    Filed as a Post-Effective Amendment on Form S-8 to such Form
S-4 Registration Statement (No. 333-88363) pursuant to the procedure described in this Amendment. See "Introductory
Statement."

                     INTRODUCTORY STATEMENT

     Infinity Broadcasting Corporation amends its registration statement on Form S-4 (No. 333-88363) by filing this Post-Effective Amendment No. 2 on Form S-8 relating to the sale of up to 27,822,031 shares of Class A Common Stock of Infinity issuable on the exercise of stock options or issuable on the payment of incentive stock awards granted under the following Outdoor Systems, Inc. plans:

     *    Outdoor Systems, Inc. 1996 Non-Employee Director Stock
  	    Option Plan

     *    Outdoor Systems, Inc. 1996 Omnibus Plan

     *    Agreement and Grant of Option dated as of April 3,
          1989, between Outdoor Systems, Inc. and Arturo R.
          Moreno, as amended by the First Amendment to Agreement and Grant of Option dated as of January 1, 1991

     *    Agreement and Grant of Option dated as of January
          1, 1991, between Outdoor Systems, Inc. and Wally Kelly


     On December 7, 1999, Burma Acquisition Corp., a wholly-owned subsidiary of Infinity, merged with and into Outdoor Systems, Inc., with Outdoor Systems being the surviving corporation in the Merger. As a result of the Merger, Outdoor Systems became a wholly-owned subsidiary of Infinity and each outstanding share of Outdoor Systems common stock, with certain exceptions, was converted into 1.25 shares of Infinity Class A Common Stock. In addition, as part of the Merger Agreement, Infinity assumed Outdoor Systems' obligations under the outstanding stock options and incentive stock awards granted under the Outdoor Systems plans and agreements listed above, and each such stock option and incentive stock award is no longer exercisable for, or payable in, Outdoor Systems common stock, but rather allows the holder to acquire, on the same terms and conditions as before the Merger, shares of Infinity Class A Common Stock adjusted to reflect the exchange ratio that was applied in the Merger. Based on this adjustment, Outdoor Systems stock options and incentive stock awards became options or awards for a number of shares of Infinity Class A Common Stock equal to the number of shares of Outdoor Systems common stock for which the stock option was exercisable, or the incentive stock award was payable, multiplied by 1.25, rounded, in the case of any stock options other than "incentive stock options" and in the case of incentive stock awards, up, and, in the case of any incentive stock options, down, to the nearest whole share. The exercise price per share of Infinity Class A Common Stock under such stock options is equal to the exercise price immediately prior to the Merger divided by 1.25, the exchange ratio, rounded up to the nearest whole cent, if necessary. The Outdoor Systems incentive stock awards had no exercise price, and so the incentive awards as assumed by Infinity have no exercise price.

     The designation of this Post-Effective Amendment as Registration No. 333-88363 denotes that the Post-Effective Amendment relates only to the shares of Infinity Class A Common Stock issuable on the exercise of stock options or upon payment of incentive stock awards under the Outdoor Systems plans and agreements listed above and that this is the second post-effective amendment to the Form S-4 filed with respect to those shares.

                             PART II
       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents, each as filed with the Securities and Exchange Commission, are incorporated in this Registration
Statement by reference as of their respective filing dates:

     *    Infinity's Annual Report on Form 10-K, as amended by
     Form 10-K/A, for the year ended December 31, 1998

     *    All other reports filed by Infinity pursuant to Section
     13(a) or 15(d) of the Securities Exchange Act of 1934 since
     December 31, 1998

     * The description of risk factors and the unaudited pro forma financial information contained in Part I of Infinity's Registration Statement on Form S-4 (Registration
     Statement No. 333-88363) filed on October 4, 1999

     * The description of Infinity's Class A Common Stock contained in Infinity's Current Report on Form 8-K filed with the SEC on October 20, 1999, as amended or updated pursuant to the Exchange Act

     All reports and other documents subsequently filed by Infinity pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act will be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the respective date of filing of each of those documents until the filing of a post-effective amendment to this Registration Statement which indicates either that all securities offered by this Registration Statement have been sold or which deregisters all of the securities under this Registration Statement then remaining unsold. Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

     Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

     Angeline C. Straka, Vice President and Secretary of
Infinity, has provided an opinion regarding the legality of the securities being registered under this Post-Effective Amendment No. 2 to the Registration Statement. As of December 7, 1999, Ms.
Straka held 1,000 shares of Infinity Class A Common Stock.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Infinity is incorporated under the laws of the State of Delaware. Under Section 145 of the Delaware General Corporation
Law, Infinity is empowered to indemnify its directors and officers in the circumstances provided in Section 145. Certain portions of Section 145 are summarized below.

     Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

     Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

     Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145(a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by such person in connection therewith.

     Section 145(d) of the DGCL provides that any indemnification under Section 145(a) and (b), unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b). Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or
(2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

     Section 145(e) of the DGCL provides that expenses, including attorneys' fees, incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses, including attorneys' fees, incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

     Section 145(f) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to,
Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

     Infinity's Restated Certificate of Incorporation contains a provision eliminating, to the fullest extent permitted by the DGCL as it exists or may in the future be amended, the liability of a director to Infinity and its stockholders for monetary damages for breaches of fiduciary or other duty as a director. However, the DGCL does not currently allow such provision to limit the liability of a director for: (1) any breach of the director's duty of loyalty to Infinity or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of laws; (3) payment of dividends, stock purchases or redemptions that violate the DGCL; or (4) any transaction from which the director derived an improper personal benefit. Such limitation of liability also does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Infinity's Restated Certificate of Incorporation and its Restated By-Laws also provide that, to the fullest extent permitted by the DGCL as it exists or may in the future be amended, Infinity will indemnify and hold harmless any officer or director who is or was made a party or is threatened to be made a party to or is involved in any manner in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was an officer or director of Infinity or a director or elected officer of a subsidiary of Infinity, and may indemnify any employee or agent of Infinity and any person serving at the request of Infinity as a officer, director, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise; provided, however, that Infinity will indemnify any such person seeking indemnification in connection with a proceeding or part of a proceeding initiated by such person only if such proceeding or part of a proceeding was authorized by the Board of Directors or is a proceeding to enforce such person's claim to indemnification pursuant to the rights granted by Infinity's Restated Certificate of Incorporation or Infinity's Restated By-Laws. In addition, Infinity will pay the expenses incurred by any officers and directors, and may pay the expenses incurred by other persons that may be indemnified pursuant to its Restated Certificate of Incorporation and its Restated By-Laws, in defending any such proceeding in advance of its final disposition upon receipt, unless Infinity upon authorization of the Board of Directors waives such requirement to the extent permitted by applicable law, of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by Infinity as authorized in its Restated By-Laws or otherwise. Infinity's Restated By-Laws also state that such indemnification is not exclusive of any other rights of the indemnified party, including rights under any indemnification agreements or otherwise.

     CBS Corporation currently maintains insurance on behalf of officers and directors of CBS Corporation and its subsidiaries (including Infinity and its subsidiaries) against any liability which may be asserted against any such officer or director, subject to certain customary exclusions.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

ITEM 8. EXHIBITS

  EXHIBIT NO.  DESCRIPTION
  ----------   -----------

     4.1  Restated Certificate of Incorporation of Infinity as of
          December 14, 1998 is incorporated by reference to Exhibit 3.1 to Infinity's Form 10-Q for the quarter ended June 30, 1999

     4.2 Restated By-Laws of Infinity as of December 14, 1998 are incorporated by reference to Exhibit 3.2 to Infinity's Form 10-Q for the quarter ended June 30, 1999

     4.3  Outdoor Systems, Inc. 1996 Non-Employee Director
          Stock Option Plan is incorporated by reference to
          Exhibit 99.3 to Registration Statement No. 333-38589 on
          Form S-8 filed by Outdoor Systems, Inc. with the SEC on
          October 23, 1997

     4.4  Outdoor Systems, Inc. 1996 Omnibus Plan is
          incorporated by reference to Exhibit 10.16 to
          Registration Statement No. 333-1582 on Form S-1 filed
          by Outdoor Systems, Inc. with the SEC on February 22,
          1996

*    4.5  Agreement and Grant of Option dated as of April 3,
          1989, between Outdoor Systems, Inc. and Arturo R.
          Moreno, as amended by the First Amendment to Agreement and Grant of Option dated as of January 1, 1991

*    4.6  Agreement and Grant of Option dated as of January
          1, 1991, between Outdoor Systems, Inc. and Wally Kelly

     4.7 Agreement and Plan of Merger, dated May 27, 1999, among Infinity, Burma Acquisition Corp. and Outdoor Systems, Inc., is incorporated herein by reference to Exhibit
          99.1 to the report on Form 8-K of Outdoor Systems, Inc., filed with the Securities and Exchange Commission on June 3, 1999

     4.8 Amendment No. 1, dated June 16, 1999, to the Agreement and Plan of Merger, dated May 27, 1999, among Infinity, Burma Acquisition Corp. and Outdoor Systems, Inc., is incorporated herein by reference to Exhibit 99.2 to Infinity's report on Form 8-K, filed with the Securities and Exchange Commission on June 25, 1999

*    5.1  Opinion of Angeline C. Straka, Vice President &
          Secretary of Infinity, as to the legality of the securities being registered

*    23.1 Consent of Counsel - contained in opinion filed as
          Exhibit 5.1

*    23.2 Consent of KPMG LLP

**   24   Powers of Attorney

----------------------
*    Filed herewith
**   Previously filed


ITEM 9.  UNDERTAKINGS

     Infinity hereby undertakes:

* to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

* that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offer thereof;

* to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

* that, for purposes of determining any liability under the Securities Act of 1933, each filing of Infinity's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

* insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Infinity pursuant to the foregoing provisions, or otherwise, Infinity has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by Infinity of expenses incurred or paid by a director, officer or controlling person of Infinity in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, Infinity will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant, Infinity Broadcasting Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 7th day of December, 1999.

                     INFINITY BROADCASTING CORPORATION


                     By:    /s/ Angeline C. Straka
                           ----------------------------------
                                  Angeline C. Straka
                                  Vice President & Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons on the 7th day of December, 1999, in the capacities indicated:


SIGNATURE                     TITLE

                *             Chairman, President and
                              Chief Executive Officer
------------------------      (principal executive officer)
(Mel Karmazin)                and Director


                *             Executive Vice President,
                              Chief Financial Officer and
------------------------      Treasurer
(Farid Suleman)               (principal financial officer)
                               and Director


                 *
------------------------      Director
(George H. Conrades)


                 *
------------------------      Director
(Bruce S. Gordon)

                 *
------------------------      Director
(Richard R. Pivirotto)


                 *
------------------------      Director
(Jeffrey Sherman)

                 *
------------------------      Director
(Dr. Paula Stern)

                 *
------------------------      Director
(Robert D. Walter)


                                   *By  /s/ Angeline C. Straka
                                        -----------------------
                                        Angeline C. Straka
                                        ATTORNEY-IN-FACT

<APGE>



INDEX OF EXHIBITS FILED WITH THIS POST-EFFECTIVE AMENDMENT NO. 2

  EXHIBIT NO.  DESCRIPTION
  ----------   -----------

     4.5  Agreement and Grant of Option dated as of April 3,
          1989, between Outdoor Systems, Inc. and Arturo R.
          Moreno, as amended by the First Amendment to Agreement and Grant of Option dated as of January 1, 1991

     4.6  Agreement and Grant of Option dated as of January
          1, 1991, between Outdoor Systems, Inc. and Wally Kelly

     5.1  Opinion of Angeline C. Straka, Vice President &
          Secretary of Infinity, as to the legality of the securities being registered

    23.1 Consent of Counsel - contained in opinion filed as Exhibit 5.1

    23.2  Consent of KPMG LLP